As filed with the Securities and Exchange Commission on June 1, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WINDSTREAM CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-0792300
(State of Incorporation)	(I.R.S. Employer Identification No.)

4001 Rodney Parham Road

Little Rock, Arkansas 72212

(Address, including zip code, of Registrant’s principal executive offices)

IOWA TELECOMMUNICATIONS SERVICES, INC. 2005 STOCK INCENTIVE PLAN

(Full title of the plan)

John P. Fletcher

Executive Vice President, General Counsel and Secretary

Windstream Corporation

4001 Rodney Parham Road

Little Rock, Arkansas 72212

Tel: (501) 748-7000

Fax: (501) 748-7400

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Daniel L. Heard

Kutak Rock LLP

124 West Capitol Avenue

Suite 2000

Little Rock, Arkansas 72201

Tel: (501) 975-3000

Fax: (501) 975-3001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(3)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.0001 par value:	276,625	$10.81	$2,990,316.25	$213.21

(1)	This registration statement (the “Registration Statement”) registers the issuance of an aggregate of 276,625 shares (the “Shares”) of the common stock, $0.0001 par value, of Windstream Corporation, a Delaware corporation (the “Registrant”). The Shares represent the aggregate number of restricted shares outstanding under the Iowa Telecommunications Services, Inc. 2005 Stock Incentive Plan (the “Plan”), assumed by the Registrant in connection with the acquisition of Iowa Telecommunications Services, Inc., an Iowa corporation (“Iowa”) pursuant to an Agreement and Plan of Merger dated as of November 23, 2009 (the “Merger Agreement”). The number of Shares subject to outstanding awards or available for issuance under the Plan as of the closing of the transactions contemplated by the Merger Agreement and registered hereunder have been calculated pursuant to the exchange ratio set forth in the Merger Agreement.
(2)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the registration fee. The fee with respect to the shares registered herein is based on the average of the high and low sale prices of the Registrant’s Common Stock as reported by the NASDAQ Global Select Market on May 28, 2010.
(3)	Pursuant to Rule 416(a) of the Securities Act, this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may be offered or sold as a result of any adjustments based on stock splits, stock dividends or similar events provided under the Plan.

EXPLANATORY NOTE

On November 23, 2009, the Registrant, Windstream Iowa Communications, Inc. (f/k/a Buffalo Merger Sub, Inc.), a wholly owned subsidiary of the Registrant (“Merger Sub”), and Iowa entered into the Merger Agreement, pursuant to which, among other things, Iowa would be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger. On June 1, 2010, upon the consummation of the Merger, the separate corporate existence of Iowa ceased. In connection with the Merger, certain restricted shares of Iowa common stock granted under the Plan (the “Restricted Shares”) and outstanding as of the effective time of the Merger (the “Effective Time”), were assumed by the Registrant and converted on June 1, 2010 at the Effective Time into restricted shares of common stock, $0.0001 par value, of the Registrant (the “Registrant Common Stock”). This Registration Statement on Form S-8 registers the aggregate number of shares of Registrant Common Stock that may be issued with respect to such Restricted Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act, the instructions to Form S-8 and the explanatory note to this Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant are incorporated herein by reference as of their respective dates of filing with the Securities and Exchange Commission (the “SEC” or “Commission”):

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission on February 24, 2010;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the Commission on May 6, 2010;

(c) The Registrant’s Current Report on Form 8-K, filed with the Commission on February 19, 2010; and

(d) The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on December 8, 2009 pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), as modified by the Company’s Current Report on Form 8-K filed with the Commission on February 19, 2010, and including any other amendment or report filed with the Commission for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all of the securities offered hereby have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize further elimination or limiting of directors’ personal liability, then the Amended and Restated Certificate provides that the personal liability of directors will be eliminated or limited to the fullest extent provided under the Delaware General Corporation Law.

As permitted by the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation and its Bylaws provide that (a) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (b) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (c) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain conditions and (d) the rights conferred by the Amended and Restated Certificate of Incorporation and Bylaws are not exclusive.

The Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers provided that the corporation shall not eliminate or limit the liability of a director as follows:

(a) for any action brought by or in the right of a corporation where the director or officer is adjudged to be liable to the corporation, except where a court determines the director or officer is entitled to indemnity;

(b) for acts or omissions not in good faith or which involve conduct that the director or officer believes is not in the best interests of the corporation;

(c) for knowing violations of the law;

(d) for any transaction from which the directors derived an improper personal benefit; and

(e) for payment of dividends or approval of stock repurchases or redemptions leading to liability under Section 174 of the Delaware General Corporation Law.

The Delaware General Corporation Law requires a corporation to indemnify a director or officer to the extent that the director or officer has been successful, on the merits or otherwise, in defense of any action, suit or proceeding for which indemnification is lawful.

The Registrant maintains a director and officer insurance policy which insures the directors and officers of the Registrant against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as directors and officers.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index and are incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with the SEC or furnished to the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on this 1st day of June, 2010.

WINDSTREAM CORPORATION

By	/S/ JEFFERY R. GARDNER
Jeffery R. Gardner
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Name	Title	Date

/S/ JEFFERY R. GARDNER	President and Chief Executive Officer; Director	June 1, 2010
Jeffery R. Gardner	(Principal Executive Officer)

/S/ ANTHONY W. THOMAS	Executive Vice President and Chief Financial Officer	June 1, 2010
Anthony W. Thomas	(Principal Financial Officer)

/S/ JOHN C. EICHLER	Corporate Controller	June 1, 2010
John C. Eichler	(Principal Accounting Officer)

/S/ DENNIS E. FOSTER *	Chairman and Director	June 1, 2010
Dennis E. Foster

/S/ CAROL B. ARMITAGE*	Director	June 1, 2010
Carol B. Armitage

/S/ SAMUEL E. BEALL, III*	Director	June 1, 2010
Samuel E. Beall, III

/S/ FRANCIS X. FRANTZ*	Director	June 1, 2010
Francis X. Frantz

/S/ JEFFREY T. HINSON*	Director	June 1, 2010
Jeffrey T. Hinson

/S/ JUDY K. JONES*	Director	June 1, 2010
Judy K. Jones

/S/ WILLIAM A. MONTGOMERY*	Director	June 1, 2010
William A. Montgomery

/S/ ALAN L. WELLS *	Director	June 1, 2010
Alan L. Wells

*	The undersigned, by signing his name hereto, executes this Registration Statement pursuant to powers of attorney executed by the above-named persons and filed with the Commission as an Exhibit to this Registration Statement.

/S/ JOHN P. FLETCHER
John P. Fletcher
Attorney-in-Fact

June 1, 2010

INDEX TO EXHIBITS

The following exhibits are filed with this Registration Statement:

(4)	INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS

	4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Annex E to Amendment No. 3 to the Registrant’s Registration Statement on Form S-4 filed with the Commission on May 23, 2006).

	4.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 19, 2010).

(5)	OPINION RE LEGALITY

	*5.1	Opinion of Kutak Rock LLP.

(23)	CONSENTS OF EXPERTS AND COUNSEL

	*23.1	Consent of PricewaterhouseCoopers LLP, independent registered public account firm.

	*23.2	Consent of Kutak Rock LLP (contained in their opinion filed as Exhibit 5.1).

(24)	POWERS OF ATTORNEY

	*24.1	Powers of Attorney of each person whose signature on this Registration Statement was signed by another pursuant to a power of attorney.

(99)	ADDITIONAL EXHIBITS

	99.1	Iowa Telecommunications Services, Inc. 2005 Stock Incentive Plan (incorporated herein by reference to Exhibit A to Iowa Telecommunications Services, Inc.’s Definitive Proxy Statement for the 2005 Annual Meeting filed on Schedule 14A with the Commission on April 29, 2005).

*	Filed Herewith